Exhibit 10.1

biote Corp.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of biote Corp. (the “Company”) who is a non-employee director of the Company or any of its subsidiaries (each, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for Board service upon and following January 1, 2025 (the “Effective Date”).

An Eligible Director may decline all or any portion of such compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be, subject to compliance with applicable tax laws.

This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred.

If an Eligible Director joins the Board, or a committee of the Board, at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be prorated based on days served in the applicable fiscal quarter, with the prorated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter.

1.
Annual Board Service Retainer:
a.
All Eligible Directors: $50,000
b.
Non-Executive Chair (in addition to Eligible Director Service Retainer): $35,000
c.
Lead Director (in addition to Eligible Director Service Retainer): $20,000
2.
Annual Committee Chair Service Retainer:
a.
Chair of the Audit Committee: $20,000
b.
Chair of the Compensation Committee: $15,000
c.
Chair of the Nominating and Corporate Governance Committee: $10,000
3.
Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.
Member of the Audit Committee: $10,000
b.
Member of the Compensation Committee: $7,500
c.
Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

All equity awards granted pursuant to this Policy will be subject to the terms and conditions of the Company’s 2022 Equity Incentive Plan, as amended, or any successor thereto (the “Plan”) and a Company-approved form of award agreement. All stock options granted pursuant to the Policy will be granted with an exercise price not less than Fair Market Value (as defined in the Plan) as

Exhibit 10.1

of the applicable grant date.

For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted an option to purchase shares of the Company’s Class A common stock (an “Option”) with a grant value of $337,500 (the “Initial Grant”). The shares subject to the Initial Grant will vest in 36 substantially equal monthly installments from the grant date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each vesting date.

Annual Grants

On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected to the Board at such meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted an Option with a grant value of $225,000 (the “Annual Grant”). The shares subject to the Annual Grant will vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through each vesting date. With respect to an Eligible Director who, following the Effective Date, is first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be prorated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual stockholder meeting.

If the Company is subject to a Change in Control (as defined in the Plan), all then-outstanding equity awards granted to an Eligible Director pursuant to this Policy shall vest (and, if applicable, shall become exercisable) in full upon, and subject to such Eligible Director remaining in Continuous Service through the date of, such Change in Control.

Equity-in-Lieu-of-Cash Election

Instead of receiving the cash fees described under the Annual Board Service Retainer header in the Annual Cash Compensation section of this Policy (“Eligible Fees”), an Eligible Director may elect to receive an award of fully vested deferred settlement restricted stock units (“RSUs”) in lieu of all (but not less than all) of such Eligible Fees.

Such RSUs will be referred to as the “Retainer RSUs,” and the election to receive such Retainer RSUs, a “Retainer Grant Election”. Absent such timely Retainer Grant Election, an Eligible Director will receive an Annual Board Service Retainer in cash as described above.

If (and only if) an Eligible Director timely makes a Retainer Grant Election, then, without any further action by the Board or the Compensation Committee, the Retainer RSUs will be granted on the same day as Annual Grants are made. Retainer RSUs will be fully vested upon grant, but settlement of such Retainer RSUs will be deferred (i.e., no shares will be issued in fulfilment of such Retainer RSUs) until the earlier of (i) the date such Eligible Director ceases to provide

Exhibit 10.1

Continuous Service to the Company and (ii) such date as specified by the Eligible Director in the Retainer Grant Election, in accordance with the Retainer Grant Election.

To be effective, a Retainer Grant Election must be submitted to the Company’s General Counsel (or such other individual as the Company designates) on or prior to December 31 of a calendar year (to be effective with respect to Eligible Fees earned beginning on January 1 of the next following calendar year).

An Eligible Director may terminate a Retainer Grant Election by submitting notice to the Company’s General Counsel (or such other individual as the Company designates) at any time. Such terminations shall be effective with respect to Eligible Fees earned beginning on the first calendar day of the next following calendar year after such termination notice is submitted.

Retainer Grant Elections shall be made pursuant to a form of election approved by the Board and shall be subject to such rules, conditions and procedures as shall be determined by the Board in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final treasury regulations and other legally binding guidance promulgated thereunder.

Equity Policies and Procedures

The number of shares of Class A common stock subject to each equity award described herein shall be determined in accordance with Company policies and practices in effect from time to time, including any Equity Grant Policy adopted by the Board.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan or any limitations contained in any successor plan.

Expenses

The Company will reimburse each Eligible Director for ordinary, necessary and reasonable out- of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.